SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]	Soliciting Material Pursuant to Rule 14a-12

HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Schedule 14A contains a survey that was commissioned and paid for by David W. Packard, acting as an individual. Mr. Packard is not a participant in the solicitation of proxies from Hewlett-Packard stockholders being conducted by Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust.

FIELD

RESEARCH	FOUNDED IN 1945 BY MERVIN FIELD

CORPORATION

FOR RELEASE MONDAY, MARCH 4, 2002	Contact:	E. Deborah Jay, Ph.D. President/CEO Field Research Corporation (415) 392-5763, ext. 303

Like HP’s Corvallis and Boise Employees, HP’s Fort Collins
Employees Strongly Oppose the Company’s Proposed
Merger with Compaq

A just completed survey of Hewlett-Packard employees living in the Fort Collins, Colorado area finds them to be as strongly opposed to the company’s proposed merger with Compaq Corporation as HP’s Corvallis, Oregon and Boise, Idaho employees. The latest survey, completed over a seven-day period ending Sunday, March 3, shows Fort Collins-area HP employees opposing the merger by 65% to 26%. This greater than two to one margin of opposition is very similar to sentiments found among HP’s Corvallis employees (63% opposed vs. 31% in favor) and HP’s Boise employees (63% opposed vs. 26% in favor) surveyed over the past two and one half weeks.

A separate survey of former employees of HP living in the Fort Collins area, also finds very little support for the proposed merger with opponents outnumbering proponents nearly nine to one (71% to 8%). There is nearly universal opposition to the proposed merger among former HP employees in the Fort Collins area who currently work for Agilent (the company that was spun off from HP in 1999), with 87% opposed to the proposed merger and only 4% in favor.

The Fort Collins, Boise, and Corvallis surveys were completed by Field Research Corporation on behalf of David W. Packard in an attempt to assess HP employee views toward the proposed HP- Compaq merger. Employees were surveyed by telephone at their place of residence and promised anonymity.

The Fort Collins survey included the same questions as those asked of Boise and Corvallis employees. The survey collected information about employees’ degree of satisfaction working for HP, whether they believed HP was a better or worse place to work now than when they first started, their opinions about the company’s overall direction, employee attentiveness to news about the merger, and their overall opinion of the plan. Those supporting or opposing the merger were also asked to volunteer their reasons for the views that they held.

A newspaper ad appeared in local Corvallis newspapers prior to the survey in that area. It was sponsored by David W. Packard, urging all HP employees to participate in the survey regardless of how they felt about the proposed merger. No such ads preceded the employee survey in either the Fort Collins or Boise areas. The vast majority of current HP employees identified and reached in the Corvallis (89%), Boise (86%) and Fort Collins (86%) areas agreed to participate in the survey.

FIELD RESEARCH CORPORATION

HP’s Fort Collins employees strongly opposed to merger March 4, 2002 Page 2

As with HP employees in the Corvallis and Boise areas, the main volunteered reasons offered by the 65% of current HP employees in the Fort Collins area opposed to the proposed merger are that “Compaq doesn’t add enough value/worried about Compaq’s profitability/PCs are a commodity business” (38%) and a “lack of confidence in HP’s top management, CEO Carly Fiorina, the HP Board” (31%). Other frequently cited reasons for employee opposition to the plan include: “fear there will be layoffs/risks my job, the job of others” (21%), “would like to see HP go in another direction/merger is bad for HP” (21%), and “merger costs too much, too risky/adds too much debt/will hurt HP’s profitability” (20%).

Greater than half (53%) of the 26% of Fort Collins employees favoring the proposed merger gave the following reason for this: “it would make HP stronger, bigger, more competitive/adds to long- term success.” Other frequently cited arguments made by merger supporters are: “it moves the company ahead/HP shouldn’t stand still/an ambitious move” (27%) and “HP needs new products/needs the added market share/will make HP #1 in several new areas” (18%).

Greater than two-to-one opposition to the merger among HP employees in Fort Collins

About two in three (65%) Fort Collins-area HP employees say they oppose the proposed HP- Compaq merger, whereas only 26% favor the plan; another 9% of workers in the Fort Collins area have no opinion. This compares with 63% of Boise and Corvallis-area HP employees who oppose the proposed HP-Compaq merger. When employee answers across all three sites are combined and each site given equal weight, opposition to the merger is greater than two to one with 64% of HP employees against the proposed merger and 28% in favor.

Table 1 Current HP employees’ opinion of the proposed HP-Compaq merger (among current HP employees in Fort Collins, Boise and Corvallis)

	Total			Fort Collins			Boise			Corvallis

Oppose strongly	39%	}		39%	}		39%	}		38%	}
			64%			65%			63%			63%
Oppose somewhat	25			26			24			25

Favor somewhat	18	}		16	}		17	}		20	}
			28%			26%			26%			31%
Favor strongly	10			10			9			11

No opinion/no comment	8			9			11			6

Question asked: What is your own personal opinion of the proposed HP-Compaq merger?

FIELD RESEARCH CORPORATION

HP’s Fort Collins employees strongly opposed to merger March 4, 2002 Page 3

Greater than eight-to-one opposition to the proposed merger among former HP employees in Fort Collins area

Among former HP employees living in the Fort Collins area, 71% opposed the proposed HP- Compaq merger, whereas only 8% favored the plan; 21% expressed no opinion. Among former HP employees in the Fort Collins area who currently work for Agilent, the test instruments company recently spun off from HP, opposition is even more one-sided, with 87% opposed to the proposed merger and only 4% in favor of the plan; 9% expressed no opinion.

When the opinions of former HP employees across the Fort Collins, Boise and Corvallis areas are aggregated, opponents to the merger exceed supporters by a four-to-one margin, with 63% of former HP employees against the merger and 16% in favor.

Table 2 Former HP employees’ opinion of the proposed HP-Compaq merger (among former HP employees in Fort Collins, Boise and Corvallis)

	Total			Fort Collins			Boise			Corvallis

Oppose strongly	39%	}		48%	}		35%	}		33%	}
			63%			71%			57%			59%
Oppose somewhat	24			23			22			26

Favor somewhat	12	}		7	}		15	}		13	}
			16%			8%			18%			20%
Favor strongly	4			1			3			7

No opinion/no comment	21			21			25			21

Question asked: What is your own personal opinion of the proposed HP-Compaq merger?

Employee opposition broad-based

Across the three company sites, opposition to the proposed merger among current HP employees is broad-based, with majorities of all worker subgroups opposed including 58% of HP managers. The employee subgroups displaying the strongest opposition to the plan are long-time HP employees, men, those who have technical jobs, and those who are following the proposed merger “very closely”.

FIELD RESEARCH CORPORATION

HP’s Fort Collins employees strongly opposed to merger March 4, 2002 Page 4

Table 3 Current HP employees’ opinion of the proposed HP-Compaq merger — by subgroup across all three company sites (Fort Collins, Boise, and Corvallis)

	Oppose	Oppose	Favor	Favor	No
	Strongly	Somewhat	Somewhat	Strongly	Opinion

Current employees in Fort Collins, Boise, and Corvallis (aggregated)	39%	25	18	10	8

Tenure with HP
10 years or less	32%	28	21	10	9
More than 10 years	47%	22	14	10	7

Job category at HP
Management	36%	22	13	22	7
Technical	41%	27	17	7	8
Production	35%	22	28	4	11
Other	35%	22	22	9	12

Attentiveness to merger
Following very closely	54%	16	12	13	5
Following somewhat closely	22%	39	27	6	6
Not following closely	6%	32	22	2	38

Gender
Male	41%	26	18	9	6
Female	34%	22	18	11	15

Age
Under 40	30%	32	20	11	7
40 or older	44%	21	17	9	9

Question asked: What is your own personal opinion of the proposed HP-Compaq merger?

Volunteered reasons for opposing the merger

HP employees who said they opposed or favored the proposed merger were asked to state in their own words their reasons for holding the opinions that they did. Answers were recorded verbatim during the interview and later coded into general categories of response.

The reasons most frequently cited by the 65% of current employees in the Fort Collins area opposing the merger are “Compaq doesn’t add enough value/worried about Compaq’s profitability/ PCs are a commodity business” (38%), a “lack of confidence in HP’s top management, CEO Carly Fiorina, the HP Board” (31%), “fear there will be layoffs/risks my job, the jobs of others” (21%), “would like to see HP go in another direction/merger is bad for HP”

FIELD RESEARCH CORPORATION

HP’s Fort Collins employees strongly opposed to merger March 4, 2002 Page 5

(21%), and the “merger costs too much, too risky/adds too much debt/ will hurt HP’s profitability” (20%).

Table 4 provides the full range of responses given by employees opposed to the proposed merger.

Table 4 Reasons current employees give for opposing the proposed merger (among employees opposing the merger in Fort Collins, Boise and Corvallis)

		Fort
	Total	Collins	Boise	Corvallis

Compaq doesn’t add enough value/worried about Compaq’s profitability/PCs are a commodity business	36%	38%	38%	31%
Lack of confidence in HP’s top management, CEO Carly Fiorina, the HP Board	28	31	30	23
Would like to see HP go in another direction/merger is bad for HP	21	21	22	19
I fear there will be layoffs/it risks my job, the jobs of others	20	21	22	16
Merger costs too much, too risky/adds too much debt/will hurt HP’s profitability	18	20	17	17
Mergers of this size don’t usually work/HP won’t realize the benefits that management is saying	13	11	15	14
The merger runs counter to the HP way/ignores HP’s history/not the way Hewlett and Packard ran things	11	9	10	13
HP should place more emphasis on its core strengths, innovation, printing, imaging, other technologies	8	9	6	9
It’s not necessary/HP doesn’t need this merger	7	4	8	8
The Packard and Hewlett families are against it/I respect their opinions/don’t like the personal attacks being made against them	6	7	5	5
Don’t like the large retention bonuses to top management	4	5	3	5
HP needs to solve its own problems within the PC division, not take on the problems of others	3	4	2	4
Other mentions	7	7	8	7
No comment/I’d rather not say/No answer	2	2	1	3

Adds to more than 100% due to multiple mentions
Question asked: What are some of the reasons why you oppose the merger? Any other reasons?

FIELD RESEARCH CORPORATION

HP’s Fort Collins employees strongly opposed to merger March 4, 2002 Page 6

Volunteered reasons for favoring the proposed merger

As with HP employees in the Corvallis and Boise areas, the most frequently volunteered reason among the 26% of Fort Collins employees favoring the proposed merger is that “it would make HP stronger, bigger, more competitive/adds to long-term success” (53%). Other frequently cited arguments made by merger supporters are “it moves the company ahead/HP shouldn’t stand still/an ambitious move” (27%) and “HP needs new products/needs the added market share/will make HP #1 in several new areas” (18%).

Table 5 provides the major categories of responses given by employees in favor of the proposed merger.

Table 5 Reasons current employees give for favoring the proposed merger (among employees favoring the merger in Fort Collins, Boise and Corvallis)

		Fort
	Total	Collins	Boise	Corvallis

It would make HP stronger, bigger, more competitive/ adds to long-term success	43%	53%	44%	34%
Moves the company ahead/HP shouldn’t stand still/ an ambitious move	25	27	34	17
HP needs new products/needs the added market share/will make HP #1 in several new areas	15	18	15	13
Have confidence, trust in management, CEO Carly Fiorina, the HP Board	12	9	10	15
It will make HP more diversified, provide more systems solutions for customers	8	7	8	9
Compaq is a good company/makes good PCs, good products	6	2	5	10
It would mean HP could bundle more printers if it sells more PCs	3	2	2	7
Other comments	16	16	16	15
No comment/I’d rather not say/No answer	5	3	2	10

Adds to more than 100% due to multiple mentions
Question asked: What are some of the reasons why you favor the merger? Any other reasons?

FIELD RESEARCH CORPORATION

HP’s Fort Collins employees strongly opposed to merger March 4, 2002 Page 7

Like Corvallis and Boise area employees, most of Fort Collins employees are satisfied working for HP

Eight in ten (80%) current HP employees in the Fort Collins area say they are very satisfied (46%) or somewhat satisfied (34%) working for HP. This compares with 84% of Boise area HP employees and 82% of Corvallis area HP employees who are very or somewhat satisfied with their job. Fewer than one in five HP employees in each of the three areas is very or somewhat dissatisfied working for HP (17% in the Fort Collins area, 15% in the Boise area, and 17% in the Corvallis area). Across the three company sites, 82% of current HP employees are very or somewhat satisfied working for HP, with only 16% very or somewhat dissatisfied working for HP.

Table 6 Overall employee satisfaction working for HP

		Fort
	Total	Collins	Boise	Corvallis

Very satisfied	45%	46%	41%	47%
Somewhat satisfied	37	34	43	35
Somewhat dissatisfied	12	12	12	11
Very dissatisfied	4	5	3	6
No opinion	2	3	1	1

Question asked: Overall, how satisfied are you working for HP?

HP’s Fort Collins, Boise, and Corvallis employees not as positive about HP as they once were

Despite their high job satisfaction, current HP workers in all three areas generally describe the company as being a worse place to work now than when they first started. Two in three (66%) of HP employees in the Fort Collins area take this position, while just 11% feel it is now a better place to work. This compares with 71% of HP employees in the Boise area and 65% in the Corvallis area who describe the company as being a worse place to work; 9% of HP employees in the Boise area and 12% in the Corvallis area feel it is now a better place to work. Across the three company sites, 67% of current HP employees generally describe the company as being a worse place to work now than when they first started, while just 11% describe it as a better place to work.

FIELD RESEARCH CORPORATION

HP’s Fort Collins employees strongly opposed to merger March 4, 2002 Page 8

Table 7 Is HP a better or worse place to work since you first started working there?

		Fort
	Total	Collins	Boise	Corvallis

Worse	67%	66%	71%	65%
Better	11	11	9	12
No change (volunteered)	17	16	15	19
No opinion	5	7	5	4

Question asked: In your opinion, is HP now a better place to work compared to when you first started or a worse place to work?

More HP employees in Fort Collins, Boise, and Corvallis believe HP is moving off on the wrong track than moving in the right direction

Almost half (46%) of current HP employees in the Fort Collins area feel that the company is generally moving off on the wrong track, whereas 36% believe it is moving in the right direction; the remaining employees expressed no opinion. This compares with 46% of current HP employees in the Boise area and the Corvallis area who believe HP is moving off on the wrong track; 34% of current HP employees in the Boise area and 38% in the Corvallis area believe it is moving in the right direction. Across the three company sites, almost half (46%) of current HP employees believe that the company is generally moving off on the wrong track, while 36% believe it is moving in the right direction.

Table 8 Is HP generally moving in the right direction or is it off on the wrong track?

		Fort
	Total	Collins	Boise	Corvallis

Wrong track	46%	46%	46%	46%
Right direction	36	36	34	38
No opinion	18	18	20	16

Question asked: Thinking about the company overall, do you think HP is generally moving in the right direction or is it off on the wrong track?

FIELD RESEARCH CORPORATION

HP’s Fort Collins employees strongly opposed to merger March 4, 2002 Page 9

HP workers in Fort Collins, Boise, and Corvallis areas closely following proposed merger developments

Most current HP employees in the Fort Collins area (92%), the Boise area (89%), and the Corvallis area (93%) say they are following the news about the proposed HP-Compaq merger very closely or somewhat closely. Those not following the news about the HP-Compaq merger represent 6% of the Fort Collins area employees, 10% in the Boise area, and 7% in the Corvallis area.

Table 9 Employee attentiveness to the proposed HP-Compaq merger

		Fort
	Total	Collins	Boise	Corvallis

Following very closely	58%	64%	55%	54%
Following somewhat closely	33	28	34	39
Not following too closely	6	5	7	5
Not following closely at all	2	1	3	2
No opinion	1	2	1	**

** Less than 1/2 of 1%
Question asked: Recently HP announced plans to merge with Compaq Corporation. How closely have you been following the proposed HP-Compaq merger?

FIELD RESEARCH CORPORATION

HP’s Fort Collins employees strongly opposed to merger March 4, 2002 Page 10

About the Surveys

The Fort Collins-area findings are based on a random sample of 260 current and 574 former employees of the Hewlett-Packard Company living in Larimer County, Colorado. The Corvallis- and Boise-area findings are based on a random sample of 445 current and 226 former employees of HP living in Benton County and Linn County, Oregon, and 235 current and 237 former employees of HP living in Ada County, Idaho. The total findings aggregate the results across all three locations, and include 940 current and 1,037 former HP employees.

Each survey was conducted by Field Research Corporation, an independent public opinion research organization, at the behest of David W. Packard, by telephone from Field’s central location telephone interviewing facilities. Current and former HP employees in the Fort Collins areas were randomly sampled from all telephone households in Larimer County, Colorado. Current and former HP employees in the Boise area were randomly sampled from all telephone households in Ada County, Idaho, while current and former HP employees in the Corvallis area were randomly sampled from all telephone households in Benton and Linn counties, Oregon. All poll respondents were assured of their anonymity throughout the interview. HP’s Fort Collins, Boise and Corvallis sites were chosen for the polls because of each area’s relatively high concentration of HP employees to the general population. When results for the three sites were combined, each site was given equal weight.

According to statistical theory, 95% of the time results from the overall aggregate sample of current HP employees would have a sampling error of +/- 3.3 percentage points. Current employee findings from the Fort Collins area have a sampling error of +/- 6.2 percentage points, Boise area findings have a sampling error of approximately +/- 6.4 percentage points, while findings from the Corvallis area have a sampling error of +/- 5 percentage points.

About Field Research Corporation

Founded in 1945 by Mervin Field, Field Research Corporation is a nationally respected full-service marketing and public opinion research firm. Field Research professionals conduct local, state, national and international research for clients in the public and private sectors. The company specializes in full-service research, typically executing all project phases from initial conceptualization and design through analysis and reporting. Areas of proven expertise include research design, sample selection, questionnaire development, data collection, data processing and quantitative and qualitative data analysis. Field Research employs a variety of systematic data collection methods, including computer-assisted telephone interviewing (CATI), mail and web-based surveys, and personal interviews both in-home and at other locations. Telephone interviewing is frequently conducted in Spanish as well as English, and the company also offers interviewing services in Chinese (Mandarin and Cantonese), Korean, Vietnamese, and Tagalog. One of the company’s best known activities is the nationally quoted Field Poll, which for more than fifty years has been charting public opinion trends in the state of California on social, political and economic issues.